DEBT SETTLEMENT AGREEMENT

DEBT SETTLEMENT AGREEMENT (“Agreement”), dated as of October 3, 2007, by and between CARDIMA, INC., a Delaware corporation (the “Company”), and APIX INTERNATIONAL LIMITED (“Apix”).

W I T N E S S E TH

A. Pursuant to that certain Term Sheet dated as of August 11, 2005, as amended by the Amended Term Sheet dated as of August 25, 2005, between Borrower and Apix (together, the “August Term Sheets”), those certain Promissory Notes dated as of August 11, 2005 and August 28, 2005 made by Borrower in favor of Apix (the “Initial Notes”) and that certain Loan Agreement between Apix and Borrower dated as of August 28, 2005 (as amended, the “Initial Loan Agreement” and collectively with the August Term Sheets and the Initial Notes, the “Initial Funding Documents”), Apix made a loan to Borrower in the principal amount of $3,000,000 (the “August 2005 Loan”). The August 2005 Loan had a maturity date of February 28, 2006 (the “Initial Funding Maturity Date”).

B. Pursuant to a Security Agreement (the “Initial Borrower Security Agreement”), a Patent, Trademark and Copyright Security Agreement (the “Initial IP Security Agreement”), certain supplemental short-form patent and trademark security agreements, each dated as of August 11, 2005, by and between Borrower and Apix (the Initial Borrower Security Agreement, the Initial IP Security Agreement and all Uniform Commercial Code (“UCC”) Financing Statements or other documents executed or filed in order to perfect the Security Interest (as defined below), collectively referred to as the “Initial Security Documents”), Borrower granted to Apix a first priority lien upon all of its assets, whether now owned or hereafter acquired, to Apix, including all of its now owned or hereafter acquired intellectual property (the “Security Interest”), in order to secure the prompt and complete payment and performance of Borrower’s obligations under the Initial Funding Documents, as the same may be amended from time to time.

C. Pursuant to that certain Loan Facility Term Sheet dated as of February 14, 2006 (the “February Term Sheet”) between Borrower and Apix, Apix made additional financial accommodations to Borrower and agreed to amend certain terms of the Initial Funding Documents, including without limitation, the extension of the Initial Funding Maturity Date thereof from February 28, 2006 to May 18, 2006 (the “Extended Maturity Date”).

D. Pursuant to that certain Loan Facility Term Sheet dated as of January 16, 2007 (the “January Term Sheet”, and collectively with the August Term Sheets and the February Term Sheet, the “Term Sheets”) between Borrower and Apix, Apix agreed to provide additional financial accommodations to Borrower and to amend certain terms of the Initial Funding Documents, as amended up to and including the date thereof, including, without limitation, the extension of the Extended Maturity Date from May 18, 2006 to December 31, 2007.

E. Pursuant to that certain Loan Agreement dated as of June 7, 2007, Apix agreed to provide additional financial accommodations to Borrower and to amend certain terms of the Initial Funding Documents, as amended up to and including the date thereof (together with all loan documents described in this paragraph and all previous paragraphs, the “Loan Documents”).

F. The parties agree that as of the date hereof the outstanding principal plus accrued and unpaid interest, together with fees and expenses, under the Loan Documents is $17,661,055 (the “Outstanding Balance”), and that Apix owns warrants to purchase in the aggregate up to 20,340,000 shares of common stock of the Company (the “Warrants”).

G. The parties wish to provide for the extinguishment of the entire Outstanding Balance and the repurchase and cancellation of all Warrants in exchange for the issuance of shares of common stock of the Company (the “Common Stock”).

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Apix hereby agree as follows:

1. ISSUANCE OF SHARES IN SATISFACTION OF BALANCE. On the date hereof, the Company is issuing to Apix and/or its beneficial owners 58,870,183 shares of Common Stock in full and final satisfaction of the Outstanding Balance and, upon issuance of such shares of Common Stock, no further payments with respect to the Outstanding Balance shall be due by the Company to Apix.

2. ISSUANCE OF SHARES IN SATISFACTION OF WARRANTS. On the date hereof, the Company is issuing to Apix and/or its beneficial owners 29,129,817 shares of Common Stock in exchange for the return and cancellation of the Warrants by Apix to the Company.

3. RESTRICTIVE LEGEND. The certificates, in due and proper form, representing the shares of Common Stock to be issued to Apix and/oits beneficial owners will bear a legend substantially in the following form:

“THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY.

4. APIX’S REPRESENTATIONS AND WARRANTIES.

Apix hereby acknowledges, represents and warrants to, and agrees with, the Company as follows:

(a) Apix is acquiring the Securities for Apix’s own account as principal, for investment purposes only, and not with a view to, or for, resale, distribution or fractionalization thereof, in whole or in part, and no other person has a direct or indirect beneficial interest in such Securities.

(b) Apix acknowledges its understanding that the issuance of the Securities is intended to be exempt from registration under the Act by virtue of Section 4(2) of the Securities Act of 1933, as amended (the “Act”) and the provisions of Regulation D thereunder.

(c) Apix has the financial ability to bear the economic risk of his investment, has adequate means for providing for his current needs and personal contingencies and has no need for liquidity with respect to his investment in the Company.

(d) Apix is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the Act (17 C.F.R. 230.501(a)) or is not a U.S. Person as defined under Regulation S.

(e) Apix has made an independent investigation of the Company’s business, been provided an opportunity to obtain additional information concerning the Company Apix deems necessary to make an investment decision and all other information to the extent the Company possesses such information or can acquire it without unreasonable effort or expense.

(f) Apix represents, warrants and agrees that Apix will not sell or otherwise transfer the Securities unless registered under the Act or in reliance upon an exemption therefrom, and fully understands and agrees that Apix must bear the economic risk of his purchase for an indefinite period of time because, among other reasons, the Securities or underlying securities have not been registered under the Act or under the securities laws of certain states and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or an exemption from such registration is available. Apix also understands that the Company is under no obligation to register the Securities on his behalf or to assist Apix in complying with any exemption from registration under the Act. Apix further understands that sales or transfers of the Securities or underlying securities are restricted by the provisions of state securities laws.

(g) Apix has not transferred or assigned an interest in the Outstanding Balance or Warrants to any third party.

(h) The foregoing representations, warranties and agreements shall survive the delivery of the Securities under this Agreement.

5. COMPANY REPRESENTATIONS AND WARRANTIES.

The Company hereby acknowledges, represents and warrants to, and agrees with Apix as follows:

(a) The Company has been duly organized, is validly existing and is in good standing under the laws of the State of California. The Company has full corporate power and authority to enter into this Agreement and this Agreement has been duly and validly authorized, executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by the United States Bankruptcy Code and laws effecting creditors rights, generally.

(b) Subject to the performance by Apix of its obligations under this Agreement and the accuracy of the representations and warranties of Apix, the offering and sale of the shares will be exempt from the registration requirements of the Act.

(c) The execution and delivery by the Company of, and the performance by the Company of its obligations under this Agreement in accordance with the terms of this Agreement will not contravene any provision of applicable law or the charter documents of the Company or any agreement or other instrument binding upon the Company, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company of its obligations under this Agreement in accordance with the terms of this Agreement.

(d) The foregoing representations, warranties and agreements shall survive the Closing.

6. RELEASE.

Upon the delivery of the shares to Apix set forth in Sections 1 and 2 of this Agreement, Apix releases and forever discharges the Company of and from all and all manner of actions, suits, debts, sums of money, contracts, agreements, claims and demands at law or in equity, that Apix had, or may have arising from the Outstanding Balance and Warrants.

7. MISCELLANEOUS.

(a) Modification. Neither this Agreement nor any provisions hereof shall be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

(b) Notices. Any notice, demand or other communication which any party hereto may be required, or may elect, to give to anyone interested hereunder shall be sufficiently given if (a) deposited, postage prepaid, in a United States mail letter box, registered or certified mail, return receipt requested, ad-dressed to such address as may be given herein, or (b) delivered personally at such address.

(c) Counterparts. This Agreement may be executed through the use of separate signature pages or in any number of counterparts, and each of such counterparts shall, for all purposes, constitute one agreement binding on all the parties, notwith-standing that all parties are not signatories to the same coun-terpart.

(d) Binding Effect. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their heirs, executors, administrators, successors, legal representatives and assigns.

(e) Entire Agreement. This instrument contains the entire agreement of the parties, and there are no representations, covenants or other agreements except as stated or referred to herein.

(f)	Applicable Law. This Agreement shall be governed and construed under the laws of the State of New York.

(g)	Legal Fees. Apix legal fees (not to exceed $50,000) will be paid by the Company.

[REMINDER OF PAGE LEFT BLANK]

IN WITNESS WHEREOF, the Company and Apix have caused this Agreement to be executed and delivered by their respective officers, thereunto duly authorized.

CARDIMA, INC.

By:	/s/ Tony Shum
Name: Tony Shum
Title: Chairman

APIX, INC.

By:	/s/Robery Cheney
Name: Robert Cheney
Title: Director

Amount of Obligations to be cancelled:

Outstanding Balance: $17,661,055
Warrants: 20,340,000

Number of Shares to be Issued in Exchange for:

Outstanding Balance: 58,870,183
Warrants: 29,129,817

Name in Which Shares are to be Issued:

To be determined.

Address for Delivery of Shares:

To be determined.
______________________________________
______________________________________